                                                                   EXHIBIT 99(p)


                                    [LOGO]

                            10900 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024

                                                                  April 21, 1994

To Our Shareholders:

         You are cordially invited to attend the 1994 Annual Meeting of the Shareholders of Metrobank which will be held in the lobby of the Bank's Headquarters Office, 10900 Wilshire Boulevard, Los Angeles, California 90024 on May 24, 1994, commencing at 4:00 P.M.

         The purposes of the meeting will be to elect directors for the coming year and to report to you on the business and operations of the Bank.

         The formal Notice of Meeting and Proxy Statement containing further information pertinent to the business of the meeting are set forth on the pages following this letter. Our Annual Report, which includes financial statements for the Bank's fiscal year ended December 31, 1993, is enclosed herewith.

         We hope you will be able to attend the meeting in person, but whether or not you plan to attend, please sign and date the enclosed proxy and return it in the accompanying envelope.

Sincerely,


/s/ David L. Buell
- -------------------------
David L. Buell
Chief Executive Officer,
Chairman of the Board

                                     [LOGO]

                            10900 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 24, 1994

         The Annual Meeting of Shareholders of Metrobank (the "Bank") will be held on May 24, 1994 at 4:00 P.M. in the lobby of the Bank's Headquarters Office, 10900 Wilshire Boulevard, Los Angeles, California 90024 for the following purposes:

         1.   Election of Directors.   The election as directors of the 8
persons listed in the accompanying Proxy Statement.

         2.   Other Business.   Such other business as may properly come before
the meeting or any adjournment or adjournments thereof.

         Shares represented by properly executed proxies will be voted in accordance with the instructions therein and it is the intention of the Board of Directors that shares represented by proxies which are not limited to the contrary will be voted cumulatively in favor of the election as directors of the persons named in the accompanying Proxy Statement.

         The Board of Directors has fixed the close of business on April 1, 1994 as the record date for determining those shareholders who will be entitled to vote at the meeting.

         Whether or not you presently plan to attend the meeting in person, the Board of Directors urges you to date, sign and promptly return the enclosed proxy. Your giving of such proxy does not preclude your right to vote in person if you attend the meeting. A postage prepaid return envelope is enclosed for your convenience in returning the signed proxy.

         Your early attention to the proxy will be appreciated.

April 21, 1994                              By Order of the Board of Directors,

                                            /s/ Sharon L. Canup
                                            ---------------------------
                                                   Sharon L. Canup
                                                 Corporate Secretary

                                     [LOGO]

                            10900 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024

                                PROXY STATEMENT

                          INFORMATION CONCERNING PROXY

         The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of Metrobank (the "Bank") for use at the Bank's Annual Meeting of Shareholders to be held in the lobby of the Bank's Headquarters Office, 10900 Wilshire Boulevard, Los Angeles, California 90024, on May 24, 1994 at 4:00 P.M. and at any adjournment or adjournments thereof.

         When proxies in the accompanying form are returned, properly dated and executed, the shares they represent will be voted at the annual meeting in accordance with the shareholder's directions by means of the ballot provided in the proxies. If no contrary instructions are given, the persons named in the proxy intend to vote the shares represented by the proxies (a) cumulatively in favor of the election of the persons named as nominees for director in this Proxy Statement and (b) in accordance with their best judgment on any other matter which may come before the meeting and which is not presently contemplated to come before the meeting. If any proxy is marked "withhold authority" with regard to the withholding of authority to vote for the election of directors, the shares such proxy represents will not be voted either for or against the election of such directors.

         The giving of the proxy does not affect any shareholder's right to vote in person at the annual meeting and a proxy may be revoked by submitting a new proxy or by appropriate notice in writing to the Corporate Secretary of the Bank at any time before it is voted.

         The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by telephone, telegraph or personal visits by directors, officers and employees of the Bank. The total expense of this solicitation will be borne by the Bank and will include reimbursements to brokerage firms and others for their expense in forwarding soliciting material. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about April 21, 1994.

                               VOTING SECURITIES

OUTSTANDING VOTING SECURITIES AND RECORD DATE

         The Bank has only one class of voting securities outstanding, identified as no par value common stock ("Common Stock"). Shareholders of record entitled to notice of and to vote at the meeting have been determined as of the close of business on April 1, 1994. As of such date, 4,756,672 shares of Common Stock were outstanding, all of which will be entitled to vote at the meeting and any adjournment or adjournments thereof.

CUMULATIVE VOTING

         Each shareholder of record is entitled to one vote for each share held on all matters to come before the meeting, except that shareholders have cumulative voting rights with respect to the election of directors if a candidate's or candidates' name(s) have been properly placed in nomination prior to the voting and a shareholder present at the meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Under cumulative voting, each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's vote on the same principle among as many candidates as the shareholder desires. The 8 candidates receiving the highest number of votes are elected.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides certain information, as of April 1, 1994, with respect to the shareholdings of all principal officers and directors of the Bank as a group and with respect to those persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who were known to the Bank to be the beneficial owners of more than 5% of the Bank's outstanding Common Stock, the Bank's only outstanding class of voting securities:




                                                                                             Percent of
                                                                            Amount             Class
                                                                         Beneficially       Beneficially
        Name and Address                    Relationship with Bank        Owned(1)(2)       Owned(1)(2)
        ----------------                    ----------------------       -------------      ------------
Robert L. Mayer                             Director                      1,307,184(3)          27.46%
  660 Newport Center Drive,
  Suite 1050
  Newport Beach, California 92658

David L. Buell                              Director; Chief                 535,804(4)          10.44%
  10900 Wilshire Boulevard                  Executive Officer and
  Los Angeles, California 90024             Chairman of the Board

Peter B. Caloyeras                          Director                        270,100(5)           5.67%
  Magnetika, Inc.
  4053 Redwood Avenue
  Los Angeles, California 90066

Wallace Wong                                Director                        276,371(6)           5.80%
  23042 Arroyo Vista
  Rancho Santa Margarita, CA
  92688

All principal officers and directors                                      2,574,107(7)          48.98%
  as a group (10 people)

_______________

 (1) Excludes 210,969 shares held by the Bank's Stock Bonus Plan and Trust (but includes approximately 37,401 shares, determined as of December 31, 1993, allocated to the accounts of Messrs. Alexander, Buell, Bulseco and Malone) of which certain directors act as trustees.

 (2) For purposes of calculating each percentage, the shares subject to the options exercisable under the Bank's stock option plans of the persons to whom the calculation relates were added to both their shares and the total shares outstanding at April 1, 1994. Subject to applicable community property law, except as otherwise indicated, each of the persons included in the table has sole voting and investment power with respect to his or her shares.

 (3) Includes (a) an aggregate of 3,000 shares issuable upon the exercise of presently exercisable stock options granted under the Bank's stock option plans and (b) 36,210 shares owned by Mr. Mayer's wife as to which he disclaims any beneficial interest.

 (4) Includes (a) an aggregate of 350,000 shares issuable upon the exercise of presently exercisable stock options granted under the Bank's stock option plans, (b) approximately 6,211 shares, determined as of December 31, 1993, in the Employee Savings Plan account of Mr. Buell, and (c) approximately 19,593 shares, determined as of December 31, 1993, allocated to the Stock Bonus Plan and Trust account of Mr. Buell.

 (5) Includes (a) a total of 138,336 shares owned by Mr. Caloyeras' wife and trusts for certain family members as to which he disclaims any beneficial interest and (b) an aggregate of 3,000 shares issuable upon the exercise of presently exercisable stock options granted under the Bank's stock option plans.

 (6) Includes an aggregate of 3,000 shares issuable upon the exercise of presently exercisable stock options granted under the Bank's stock option plans.

 (7) Includes (a) an aggregate of 454,000 shares issuable upon the exercise of presently exercisable stock options granted under the Bank's stock option plans, (b) approximately 7,225 shares, determined as of December 31, 1993, in the Employee Savings Plan accounts of Messrs. Alexander and Buell, and (c) approximately 37,401 shares, determined as of December 31, 1993, allocated to the Stock Bonus Plan and Trust accounts of Messrs. Alexander, Buell, Bulseco and Malone, all as more fully described below on pp. 7-9.

                             ELECTION OF DIRECTORS

         Eight directors of the Bank are to be elected at the annual meeting to serve until the next annual meeting of shareholders and until their successors are elected and qualified. All nominees of the Board of Directors except Robert
P. Bulseco are presently directors of the Bank. Unless authority to vote for directors is withheld as to any or all of them, it is intended that shares represented by proxies in the accompanying form will be cumulatively voted "FOR" the election of the directors listed below or, if one or more of such persons shall become unable or unwilling for good cause to stand for election, "FOR" the election of such other persons as the Chief Executive Officer or Board of Directors of the Bank may recommend in his or her place. The Board of Directors has no reason to believe that any such nominees will be unable to serve.

         The following information is furnished with respect to the nominees and the principal officers of the Bank:

                                             Director or                                          Percent of
                                              Principal                Amount Beneficially          Class
       Name of Individual                      Officer                     Owned as of           Beneficially
Position with Bank or Occupation                Since         Age      April 1, 1994(1)(2)       Owned(1)(2)
- --------------------------------             -----------      ---      -------------------       ------------
DIRECTORS

 David L. Buell,                                 1978          58            535,804(3)              10.44%
  Chief Executive Officer and
  Chairman of the Board of the Bank

 Robert P. Bulseco,                               --           48             89,322(4)               1.85%
  President and Chief
  Administrative Officer of the Bank

 Peter B. Caloyeras,                             1978          63            270,100(5)               5.67%
  President, Magnetika, Inc.
  (Electrical Manufacturing)

 Seymour J. Carr, D.M.D.                         1978          74             30,775(6)                .64%
  Professor (Emeritus),
  University of California,
  Los Angeles

 James W. Hobson,                                1978          71             20,783(7)                .43%
  Vice-Chancellor (Emeritus),
  University of California,
  Los Angeles

 Rudy B. Markmiller,                             1984          58              5,768(7)                .12%
  President, Network Courier Services

 Robert L. Mayer,                                1978          68          1,307,184(8)              27.46%
  President, The Robert Mayer
  Corporation (Real Estate
  Developer)

 Wallace Wong,                                   1981          52            276,371(9)               5.80%
  Chairman of the Board,
  Santa Barbara Business College
  and Real Estate Investor

PRINCIPAL OFFICERS

 Paul B. Alexander,                              1991          37             18,983(10)               .40%
  Executive Vice President and
  Chief Credit Officer

 David P. Malone,                                1988          43             19,017(11)               .40%
  Executive Vice President and
  Chief Financial Officer

_______________

 (1) Excludes 210,969 shares held by the Bank's Stock Bonus Plan (but includes approximately 37,401 shares, determined as of December 31, 1993, allocated to the accounts of Messrs. Alexander, Buell, Bulseco and Malone) of which Messrs. Buell, Caloyeras, Mayer and Wong are trustees.

 (2) Subject to applicable community property law, except as otherwise indicated, each of the persons included in the table has sole voting and investment power with respect to his or her shares.

 (3) Includes (a) an aggregate of 350,000 shares issuable upon the exercise of presently exercisable stock options granted under the Bank's stock option plans, (b) approximately 6,211 shares, determined as of

         December 31, 1993, in the Employee Savings Plan account of Mr. Buell, and (c) approximately 19,593 shares, determined as of December 31, 1993, allocated to the Stock Bonus Plan and Trust account of Mr. Buell.

 (4) Includes (a) an aggregate of 55,750 shares issuable upon the exercise of presently exercisable stock options, and (b) approximately 11,572 shares, determined as of December 31, 1993, allocated to the Stock Bonus Plan and Trust account of Mr. Bulseco.

 (5) Includes (a) a total of 138,336 shares owned by Mr. Caloyeras' wife and trusts for certain family members as to which he disclaims any beneficial interest and (b) an aggregate of 3,000 shares issuable upon the exercise of presently exercisable stock options.

 (6) Dr. and Mrs. Carr share voting and investment power ; includes an aggregate of 3,000 shares issuable upon the exercise of presently exercisable stock options.

 (7) Includes an aggregate of 3,000 shares issuable upon the exercise of presently exercisable stock options.

 (8) Includes 36,210 shares owned by Mr. Mayer's wife as to which he disclaims any beneficial interest. Mr. Mayer can be viewed as a "control person" of the Bank due to his substantial ownership interest in the Bank. Also includes an aggregate of 3,000 shares issuable upon the exercise of presently exercisable stock options.

 (9) Includes an aggregate of 3,000 shares issuable upon the exercise of presently exercisable stock options.

(10) Includes (a) an aggregate of 14,000 shares issuable upon the exercise of presently exercisable stock options, (b) approximately 1,014 shares, determined as of December 31, 1993, in the Employee Savings Plan account of Mr. Alexander, and (c) approximately 3,969 shares, determined as of December 31, 1993, allocated to the Stock Bonus Plan and Trust account of Mr. Alexander.

(11) Includes (a) an aggregate of 16,250 shares issuable upon the exercise of presently exercisable stock options, and (b) approximately 2,267 shares, determined as of December 31, 1993, allocated to the Stock Bonus Plan and Trust account of Mr. Malone.

         All members of the Board of Directors and principal officers of the Bank have been engaged in the same business or profession in the capacities indicated for more than the past five years. David L. Buell, Robert P. Bulseco, Paul B. Alexander and David P. Malone filed their Forms F-8A for the year ended December 31, 1993 with the Federal Deposit Insurance Corporation 30 days subsequent to the applicable filing deadline.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

         The following table sets forth the aggregate amount of cash compensation paid by the Bank during its fiscal year ended December 31, 1993 to
(a) all principal officers whose aggregate direct remuneration during such year exceeded $60,000, and (b) all principal officers of the Bank as a group:


Name of Individual                                                                          Cash
or Number in Group                    Capacities in Which Served                       Compensation(1)
- ------------------                    --------------------------                       ---------------
David L. Buell              Chief Executive Officer                                        $355,644
Robert P. Bulseco           President and Chief Administrative Officer                     $232,021
Paul B. Alexander           Executive Vice President and Chief Credit Officer              $166,984
David P. Malone             Executive Vice President and Chief Financial Officer           $150,476

All principal officers                                                                     $905,125
as a group (4 people)

_______________

 (1)     Includes salary and bonus.

COMPENSATION PURSUANT TO PLANS

         1988 Stock Option Plan. In May, 1989, the shareholders of the Bank approved the Metrobank 1988 Stock Option Plan (the "1988 Plan"). The 1988 Plan provides for the granting of both incentive options designed to qualify under
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and non-incentive options. The purposes of the 1988 Plan are to strengthen the growth, development and financial success of the Bank and its subsidiaries by providing to certain key employees and directors of the Bank and its subsidiaries additional incentives for high levels of performance and to encourage stock ownership in the Bank.

         Under the 1988 Plan, up to an aggregate of 800,000 shares of the Bank's unissued Common Stock may be issued to eligible employees and directors of the Bank and its subsidiaries at an option price per share of not less than 100% of the fair market value of a share of the Bank's Common Stock at the date the options are granted, except that the option price for shares under any incentive stock option granted to any eligible person owning more than 10% of the combined voting power of all classes of stock of the Bank or of any parent or subsidiary of the Bank must be 110% of the fair market value of such shares at the date of the grant.

         The 1988 Plan is administered by a committee of disinterested persons appointed by the Bank's Board of Directors. The committee, in its sole discretion, determines the persons eligible to receive options, the number of shares subject to each option, the price at which each option is granted and whether the option is an incentive stock option or a non-incentive stock option. Members of the committee, unless they are directors of the Bank, are ineligible to participate in the 1988 Plan. Under the 1988 Plan, incentive stock options and non-incentive stock options may be granted to eligible employees of the Bank or of any of its subsidiaries and non-incentive stock options may be granted to eligible directors of the Bank and to directors of any of its subsidiaries. Automatically and without action of the committee, each director of the Bank receives a non-incentive stock option covering 1,000 shares upon his or her election or appointment (if he or she has not served as a director of the Bank in the previous 12 months) and also immediately following each annual meeting of the shareholders of the Bank; provided, however, that no director of the Bank is entitled to acquire more than 3,000 shares pursuant to the exercise of options granted under the 1988 Plan. To the extent that the automatic grant of an option would entitle a director to acquire more than 3,000 shares (inclusive of shares previously acquired pursuant to the exercise of stock options under the 1988 Plan), the number of shares covered by the option is reduced accordingly. Subject to the express terms of the 1988 Plan, the committee may determine the duration of the stock options; however, the maximum duration is ten years. Any incentive stock option granted to any eligible employee owning more than 10% of the voting power of all classes of the stock of the Bank, or any subsidiary or parent of the Bank, may not be exercised after five years from the date of grant. Non-incentive stock options granted to directors of the Bank have a term of ten years.

         Subject to the express terms of the 1988 Plan, an option may be exercised in accordance with its terms, as determined by the committee. The aggregate fair market value of shares for which any employee may exercise incentive stock options in any calendar year under any plans of the Bank or any subsidiary or parent of the Bank may not exceed $100,000. A non-incentive stock option granted to a director of the Bank is exercisable after 12 months. An option is exercised by giving written notice to the Bank specifying the number of shares to be purchased, accompanied by full payment. There is a minimum permitted exercise amount of 50 shares.

         If the employment of an employee, or the status as a director of the Bank or a subsidiary, ceases, then any options which he or she holds under the 1988 Plan will automatically terminate except if such cessation is due to (a) the death of the employee or director, in which case the option remains exercisable for 12 months after the death to the extent that it was exercisable at the date of death, (b) the permanent and total disability of the employee or director, in which case the option remains exercisable for 12 months after the disability to the extent that it was exercisable at the date of cessation, or
(c) any other reason at a time when the option is exercisable, in which case the option will continue to be exercisable for 90 days to the extent that it was exercisable at the date of cessation.

         In consideration of the granting of an option to an employee, the employee must agree to remain in the employ of the Bank or its subsidiary for a period of at least one year after the option is granted or until his or her retirement with the approval of the Bank or of the subsidiary, whichever may be the earlier, generally at his or her salary rate in effect at the time of the granting of the option. However, nothing in the 1988 Plan, or in any agreement executed by the employee pursuant to the 1988 Plan, will confer upon the employee any right to continue in the employ of the Bank or subsidiary or will interfere with or restrict the rights of the Bank or any subsidiary to discharge such employee at any time for any reason whatsoever, with or without good cause.

         In the event of a dissolution or liquidation of the Bank, a reorganization, merger, or consolidation of the Bank where the Bank is not the surviving corporation, a sale of substantially all of the assets of the Bank, or a reverse merger and the conversion of the outstanding shares of Common Stock of the Bank into other property, all options will be exercisable in full for a period of 30 days following delivery of notice of such event to participants in the 1988 Plan and thereafter shall terminate.

         No option granted under the 1988 Plan may be assigned or transferred except by will or by law of descent and distribution. During the lifetime of an optionee, the option is exercisable only by him or her. Any employee or director of the Bank or its subsidiaries, so long as he or she remains such an employee or director, must notify the Bank of any disposition of any shares acquired pursuant to options granted under the 1988 Plan.

         The 1988 Plan will terminate in 1998, unless terminated earlier by the Board of Directors.

         Stock Bonus Plan and Trust. On May 27, 1980, the Board of Directors adopted and approved a Stock Bonus Plan and Trust (the "Plan") and on July 24, 1980 entered into a Trust Agreement with First Interstate Bank of California (the "Trustee") establishing the trust (the "Trust"). The Plan was amended and restated in its entirety on October 22, 1985, effective as of January 1, 1984, and the Trust was amended and restated in its entirety on September 13, 1985, in order to comply with changes in the tax laws regulating such stock bonus plans and trusts. The Plan was amended and restated on January 1, 1991 to comply with the provisions of the Tax Regulations Act of 1986. On April 1, 1993 Union Bank was named trustee for the Plan. All Bank employees participate in the Plan as of their date of hire. The Plan provides that the Bank may make contributions to the Trust with the funds being invested primarily in stock of the Bank, to be held by the Trustee until distributed to the Bank's employees in accordance with the provisions of the Plan.

         The Board of Directors of the Bank may determine, from time to time, to make contributions to the Plan in the form of cash, stock of the Bank or other property. However, the Bank is not required to make any contributions to the Plan and no participant in the Plan is permitted to make contributions to the Plan. The contributions by the Bank to the Plan generally will depend upon the profitability of the Bank, the Bank's current needs for operating funds and the overall compensation of participants. The Bank made loan payments of $575,000 on behalf of the Trust in 1993.

         A separate account is established under the Plan to record each participant's share of the Plan contributions, forfeitures and the Trust fund earnings or losses. A participant who is in the Bank's employ on December 31st of a given year and who has completed 1,000 hours of service for the Bank during that year will share in the Plan contributions and forfeitures for that year as will a participant who retires, dies or becomes disabled during the year. The Plan contributions and forfeitures are allocated to participant accounts in proportion to their relative compensation. Earnings or losses are allocated based upon the relative value of participant accounts as of December 31st of a given year.

         The Plan has been designed as an employee stock ownership plan under applicable provisions of the Code. As such, it is permitted to engage in exempt loan transactions in order to finance the acquisition of Bank stock. Such transactions may be structured as a loan made to the Trust by a "disqualified person" as defined in the Code or a "party in interest" as defined in the Employee Retirement Income Security Act of 1974, or a loan guaranteed by a disqualified person or party in interest. Bank stock acquired in an exempt loan transaction is held in a suspense account and is released from such account as the loan is repaid. Allocation of such Bank stock is based strictly on the relative compensation of the Plan participants eligible to share in the Bank contributions for the year in question.

         A participant's Plan account vests based on the number of years of credited service with the Bank. A year of credited service is a year in which the participant has completed at least 1,000 hours of service for the Bank. There is no vesting of a participant if he has completed less than five years of credited service. A participant is 100% vested in his account after completing five years of credited service. Notwithstanding this vesting schedule, a participant is fully vested upon retirement, disability or death. A participant is entitled to receive distribution of his account, if vested, upon his separation of service from the Bank. Normal retirement under the Plan is the later of the December 31st prior to the participant's 65th birthday or the fifth anniversary of the participant's date of hire.

         The Trust is designed to invest primarily in stock of the Bank and, to the fullest extent possible the Trust funds are invested in such stock either through purchases directly from the Bank on a new issue basis or through market purchases. Nevertheless, Trust funds may legally be invested in any other type of property available for investment by private trusts including stocks, bonds, bank deposits, real estate and mortgages. It is contemplated, however, that such other types of investment activity would be engaged in only if the Bank's stock is unavailable for purchase.

         Distribution of the amount to which a participant in the Plan is entitled will ordinarily be made in the form of stock in the Bank. If the Plan has engaged in an exempt loan transaction (as defined), then it is legally possible to provide for distributions in cash or property other than Bank stock, but participants in the Plan will always have the right to demand that distributions be made in the form of Bank stock, and it is anticipated that distributions will always be made in such form.

         Metrobank Employee Savings Plan. In April, 1987, the Board of Directors adopted and approved an Employee Savings Plan (the "Savings Plan"), and entered into an agreement with First Interstate Bank of California (the "Trustee") to act as the trustee with respect to the Savings Plan. The Savings Plan was amended and restated in its entirety on August 27, 1991, to be effective on January 1, 1989. On April 1, 1993 Union Bank was named trustee for the Savings Plan. The purpose of the Savings Plan is to reward eligible employees for long and loyal service by providing them with retirement benefits accumulated through salary reduction contributions, discretionary matching contributions and employee voluntary contributions.

         All Bank employees are eligible to participate in the Savings Plan beginning with the January 1, April 1, July 1 or October 1 after they satisfy the Savings Plan's eligibility requirements. This requirement is six months of service for employees hired on or after February 1, 1987.

         Each year the Bank will make a cash contribution equal to the amount by which participants elect to reduce their compensation ("Elective Deferrals") through payroll withholding. Participants may make Elective Deferrals for each year in any amount between 1% and 15% of compensation. A participant's Elective Deferrals in any year may not exceed $7,000, which limitation has been adjusted to $8,994 for 1993 and may be further adjusted to reflect an increase in the cost of living in accordance with the terms of the Savings Plan and applicable law.

         The Bank has the discretion to make matching contributions each year equal to a percentage of the Elective Deferrals of participants. In order to share in such contributions for a particular quarter, a Participant must be employed on the last day of the quarter. Such contributions vest after a period of five years during which the Participant has been credited with 1,000 hours of service during each such year.

         The Savings Plan also permits non-highly compensated Participants (as defined in the Code) to make voluntary nondeductible contributions in any year, provided that these contributions do not exceed 10% of the individual's compensation while a participant. A participant is at all times fully vested in his account balance derived from Elective Deferrals and voluntary contributions.

         Participants may direct the Trustee to invest their accounts in the proportions they designate among an Equity Fund, a Fixed Investment Contract Fund, a Government Money Market Fund and an Employer Stock Fund. Participants may change the manner or proportions in which the contributions are invested by filing a written notice with the Administrator during the quarterly open enrollment periods. A participant's accounts will be increased or decreased by the gains or losses experienced as a result of the investment in these funds.

         A participant's accounts are distributable upon retirement, death, disability, termination of employment, attainment of age 59 1/2, hardship or the Savings Plan termination.

         In 1993 the Bank paid $97,655 in discretionary matching contributions to the Savings Plan.

OTHER COMPENSATION

         The Bank provides club memberships to certain of its principal officers and is reimbursed for personal charges at such clubs. Management has concluded that the amount of any personal benefits as to any individual is less than $5,000.

         The Bank pays the premiums on a life insurance policy insuring the life of Mr. Buell, with Mr. Buell's wife as beneficiary. The premium paid under such policy for the fiscal year ended December 31, 1993, was $14,270.

COMPENSATION OF DIRECTORS

         Effective March 23, 1993, the Bank's directors who are not also officers of the Bank and who are not otherwise receiving compensation from the Bank are paid a fee of $500 for each regular monthly board meeting attended and a fee of $1,000 for each extended quarterly board meeting. Such persons are also paid a $1,000 per month retainer.

         Members of the Audit Committee, except Mr. Hobson, receive a fee of $100 for each Audit Committee meeting attended. Members of the Compensation Review Committee receive a fee of $100 for each Compensation Review Committee meeting attended.

         Mr. Hobson received total compensation of $74,412 for services rendered to the Bank and its affiliates during 1993. Such services primarily included supervising the Bank's audit and appraisal functions.

INDEBTEDNESS OF MANAGEMENT

         The highest aggregate extensions of credit to the directors and principal officers of the Bank as a group during 1993 equalled $14,376,146, or 22.55% of the equity capital accounts of the Bank. The highest aggregate direct and guaranteed indebtedness during 1993 of Robert L. Mayer, a director of the Bank, aggregated $6,457,500, or 10.79% of the equity capital accounts of the Bank. At April 1, 1994, this amount was $6,417,500, representing 9.73% of the equity capital amounts of the Bank.

         The Bank has had, and expects to have in the future, transactions in the ordinary course of business with directors, officers and principal shareholders of the Bank, and their associates, on substantially the same terms including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others. Such extenstions of credit did not involve more than the normal risk of collectibility or present other unfavorable features.

STOCK OPTIONS

         The following table provides certain information (a) as to all options which were granted to or exercised by the Bank's principal officers from January 1, 1993 to December 31, 1993 and (b) as to all options held by such principal officers as of December 31, 1993:


                                                                                                                 All Principal
                                                                                                                 Officers as a
                                                          David L.     Robert P.      Paul B.       David P.         Group
         Shares of Common Stock                             Buell       Bulseco      Alexander       Malone        (4 People)
         ----------------------                           --------     ---------     ---------      --------     -------------
Granted January 1, 1993 to December 31, 1993:
 Number of shares . . . . . . . . . . . . . . .                0              0        5,000          5,000          10,000
 Average per share exercise price . . . . . . .            $  --          $  --       $12.13         $12.13          $12.13

Exercised January 1, 1993 to December 31,
  1993:
 Number of shares . . . . . . . . . . . . . . .             None           None         None           None            None
 Aggregate option price of options
  exercised . . . . . . . . . . . . . . . . . .               --             --           --             --              --
 Aggregate market value of shares acquired
  on date options exercised . . . . . . . . . .               --             --           --             --              --

Unexercised options held as of December 31,
  1993:
 Number of shares . . . . . . . . . . . . . . .          350,000         61,000       25,000         25,000         461,000
 Average per share exercise price . . . . . . .            $8.95          $9.05       $10.15         $10.54           $9.11


                                 MISCELLANEOUS

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the Bank's last fiscal year, there were a total of 13 meetings of the Board of Directors. All directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served during the last fiscal year.

         During 1993, the Board of Directors of the Bank had standing audit and compensation review committees.

         The Board of Directors considers all nominees for the Board of Directors recommended by shareholders of the Bank. The bylaws of the Bank provide for the nomination of directors as follows:

         "Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Bank entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Bank no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to the bylaws; provided, however, that if only 10 days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Bank not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Bank owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and
(e) the number of shares of voting stock of the Bank owned by the notifying shareholder. Nominations not made in accordance with the bylaws may be disregarded by the chairman of the meeting, and the inspectors of election shall then disregard all votes cast for such nominee."

         The Audit Committee, comprised of Messrs. Hobson (Chairman), Caloyeras and Markmiller has overall responsibility for overseeing the Bank's entire audit function, both internal and with its independent auditors, for ascertaining the existence of adequate and effective accounting and internal control systems, for selecting the Bank's independent auditors and for reviewing the Bank's audit plan and audit results with the Bank's independent auditors. The Audit Committee held 12 meetings during the last fiscal year.

         The Compensation Review Committee, comprised of Messrs. Carr (Chairman), Mayer and Wong, reviews the compensation practices of the Bank and makes recommendations to the Board of Directors. The Compensation Review Committee held 3 meetings during the last fiscal year.

THE BANK'S AUDITORS

         It is anticipated that representatives of Arthur Andersen & Co. will be present at the meeting with the opportunity to make a statement with respect to the Bank's financial statements if they choose to do so and that such representatives will be available to respond to appropriate shareholder questions.

SHAREHOLDERS' PROPOSALS FOR 1995 ANNUAL MEETING

         Any proposal of a shareholder intended to be presented at the Bank's 1995 annual meeting of shareholders must be received by the Bank for inclusion in the Proxy Statement and form of proxy for that meeting no later than December 31, 1994.

AVAILABILITY OF FORM F-2

         Any shareholder who would like to receive without charge a copy of the Bank's most recent annual report on Form F-2 filed with the Federal Deposit Insurance Corporation should send a written request therefor to the Bank at 10900 Wilshire Boulevard, Los Angeles, California 90024, Attention: Sharon L. Canup, Corporate Secretary.

ANNUAL REPORT; OTHER BUSINESS

         Management does not know of any business to be presented other than the matters set forth above, but if other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

                                        By Order of the Board of Directors

                                        /s/ Sharon L. Canup
                                        ----------------------------
                                              Sharon L. Canup
                                            Corporate Secretary

                                                                PRELIMINARY COPY


[LOGO]   PROXY                               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

10900 Wilshire Boulevard               The undersigned hereby appoints David L. Buell and Robert L. Mayer, and either of
Los Angeles, California 90024          them, as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote as designated below, all of the
_______________                        shares of common stock of Metrobank (the "Bank") held of record by the undersigned on April 1, 1994, at the annual meeting of shareholders to be held on May 24, 1994, or any adjournment or adjournments thereof.



1.    ELECTION OF DIRECTORS                                              WITHHOLD AUTHORITY
      FOR all nominees listed below                                      to vote for all nominees listed below    / /
      (except as marked to the contrary below)  / /


      D.L. Buell, R. P. Bulseco, P.B. Caloyeras, S.J. Carr, J.W. Hobson,
                      R.L. Mayer, W. Wong, R.B. Markmiller

(INSTRUCTION:    TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
                 THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

- --------------------------------------------------------------------------------

      2. In their discretion, the proxies are authorized (a) to vote for the election of any person as a director of the Bank in lieu of any nominee named herein, provided such nominee is unable to serve or for good cause is unwilling to serve, and (b) to vote upon such other business as may properly come before the meeting.





    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR management's nominees as directors of the Bank.

    Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE CHECK THIS BOX / / IF YOU PLAN TO ATTEND THE MEETING.


                                           -------------------------------------
                                           Signature

DATED:           ,1994
      -----------                          -------------------------------------
                                           Signature if held jointly


      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.


